                                                                                                                                         Exhibit 99.1

PROSPECT ACQUISITION CORP. ANNOUNCES SEPARATE TRADING

OF COMMON STOCK AND WARRANTS

STAMFORD, CT, November 29, 2007— Prospect Acquisition Corp. (AMEX:PAX.U) (the “Company”) announced today that, commencing on December 3, 2007, the holders of the Company’s units may elect to separately trade the common stock and warrants included in such units. Those units not separated will continue to trade on the American Stock Exchange under the symbol PAX.U, and each of the common stock and warrants will trade on the American Stock Exchange under the symbols PAX and PAX.WS, respectively.

Prospect Acquisition Corp. is a newly organized blank check company formed for the purpose of acquiring, or acquiring control of, through a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, one or more businesses or assets, which we refer to as our initial business combination, in the financial services industry, which includes investment management firms.

The sole-bookrunning manager and lead underwriter for the initial public offering was Citi and Ladenburg Thalmann & Co. Inc. and I-Bankers Securities, Inc. acted as co-managers. Copies of the final prospectus for the initial public offering may be obtained from Citi, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, NY 11220 (tel: 718-765-6732; fax: 718-765-6734).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

All questions and inquiries for further information should be directed to David A. Minella, Chairman and CEO of the Company. He can be reached via telephone at 203-363-0885.